                                                                EXHIBIT (A)(2)-1

                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                        Offer To Purchase For Cash Up To
                       400,000 Shares of its Common Stock
                               At $6.25 Per Share

           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                  5:00 P.M., NEW YORK TIME, ON APRIL 19, 2000,
                          UNLESS THE OFFER IS EXTENDED.


To Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the "Company") is offering to purchase for cash up to 400,000 shares of its common stock, $0.03 par value per share, at a price of $6.25 upon the terms and subject to the conditions set forth in the Company's offer to purchase, dated March 21, 2000, and in the related letter of transmittal, which together constitute the "offer."

     Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 400,000 Shares are validly tendered and not withdrawn, the Company will buy Shares on a pro rata basis, from all other stockholders who properly tender their Shares and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally, and for whom the condition is not satisfied. See sections 1, 2 and 5 of the offer to purchase. All Shares not purchased pursuant to the offer including Shares not purchased because of proration or because they were conditionally tendered and not accepted for purchases will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the expiration date.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 6 OF THE OFFER TO PURCHASE.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the offer other than the fee paid to the dealer manager as described in the offer to purchase. The Company will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the offer, subject to instruction 6 of the letter of transmittal.

     No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, other than American Securities Transfer & Trust, Inc. as "depositary" for purposes of the offer.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.  Offer to purchase, dated March 21, 2000;

     2. Letter to clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the offer;

     3. Letter, dated March 21, 2000, from Franklin E. Crail, Chairman of the Board and President of the Company, to stockholders of the Company;

     4. Letter of transmittal for your use and for the information of your clients, together with an accompanying Form W-9 and guidelines; and

     5.  A return envelope addressed to the depositary.


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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER,
PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON APRIL 19, 2000, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the offer, a duly executed and properly completed letter of transmittal and any other required documents should be sent to the depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the letter of transmittal and the offer to purchase.

     Any inquiries you may have with respect to the offer should be addressed to the depositary or the information agent/dealer manager at their respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

     Additional copies of the enclosed material may be obtained from the Company, telephone: (970) 259-0554.

                                        Very truly yours,

                                        Rocky Mountain Chocolate Factory, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF ROCKY MOUNTAIN CHOCOLATE FACTORY OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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                                                                EXHIBIT (A)(2)-2


                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                        Offer To Purchase For Cash Up To
                       400,000 Shares Of Its Common Stock
                     At A Purchase Price Of $6.25 per share


           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                  5:00 P.M., NEW YORK TIME, ON APRIL 19, 2000,
                          UNLESS THE OFFER IS EXTENDED.


To Our Clients:

     Enclosed for your consideration are the offer to purchase, dated March 21, 2000, and the related letter of transmittal in connection with the offer by Rocky Mountain Chocolate Factory, Inc., a Colorado corporation, to purchase up to 400,000 shares of its common stock, $0.03 par value per share, at a price of $6.25 per share upon the terms and subject to the conditions set forth in the offer.

     Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 400,000 Shares are validly tendered and not withdrawn, Rocky Mountain Chocolate Factory, Inc. will buy Shares on a pro rata basis, from all other stockholders who properly tender and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally and for whom the condition is not satisfied. See sections 1, 2 and 5 of the offer to purchase. All Shares not purchased pursuant to the offer, including Shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase will be returned to the tendering stockholders at Rocky Mountain Chocolate Factory, Inc.'s expense as promptly as practicable following the expiration date.

     We are the owner of record of Shares held for your account. Therefore, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the letter of transmittal for your information only; you cannot use it to tender Shares we hold for your account.

     Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the offer.

     We call your attention to the following:

     1. The purchase price is $6.25 per Share, subject to the terms and conditions set forth in the Offer to purchase and the related Letter of Transmittal.

     2. You may tender your Shares conditioned upon Rocky Mountain Chocolate Factory, Inc. purchasing all or a minimum number of your Shares.

     3. The offer is not conditioned on any minimum number of Shares being tendered pursuant to the offer.

     4. The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York time, on April 19, 2000, unless Rocky Mountain Chocolate Factory, Inc. extends the offer.

     5. The offer is for 400,000 Shares, constituting approximately 16.7% of the Shares outstanding as of March 20, 2000.

     6. Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees, or, subject to instruction 6 of the letter of transmittal, stock transfer taxes on Rocky Mountain Chocolate Factory, Inc.'s purchase of Shares pursuant to the offer.



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     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. An envelope to return your instruction form to us is enclosed. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached instruction form.

     YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK TIME, ON APRIL 19, 2000, UNLESS THE COMPANY EXTENDS THE OFFER.

     You may condition your tender on Rocky Mountain Chocolate Factory, Inc. purchasing a minimum number of your tendered Shares. In such case, if as a result of the proration provisions in the offer to purchase Rocky Mountain Chocolate Factory, Inc. would purchase less than the minimum number of your Shares, then Rocky Mountain Chocolate Factory, Inc. will not purchase any of your Shares, except as provided in the next sentence. If so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 400,000 Shares, then to the extent feasible, Rocky Mountain Chocolate Factory, Inc. will select enough of the conditional tenders that would otherwise have been so withdrawn to permit Rocky Mountain Chocolate Factory, Inc. to purchase 400,000 Shares. In selecting among the conditional tenders, Rocky Mountain Chocolate Factory, Inc. will select by lot and will limit its purchase in each case to the minimum number of Shares designated. See sections 1 and 5 of the offer to purchase.

     The offer is being made to all holders of Shares. Rocky Mountain Chocolate Factory, Inc. is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Rocky Mountain Chocolate Factory, Inc. becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, Rocky Mountain Chocolate Factory, Inc. will make a good faith effort to comply with the law. If, after a good faith effort, Rocky Mountain Chocolate Factory, Inc. cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in that jurisdiction. In any jurisdiction the securities or blue sky laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on Rocky Mountain Chocolate Factory, Inc.'s behalf by or one or more registered brokers or dealers licensed under the laws of that jurisdiction.





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                                                                EXHIBIT (A)(2)-3


                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.




March 21, 2000

Dear Stockholders of Rocky Mountain Chocolate Factory, Inc.:

     After evaluating a variety of alternatives to utilize the Company's capital base more effectively and to maximize value to our stockholders, we have determined that a repurchase of our own shares at this time would be in the best interests of our stockholders. The board of directors has approved a repurchase of 400,000 shares of common stock, or 16.7% percent of our 2,386,879 outstanding shares. A copy of the offer to purchase is enclosed.

     We encourage each stockholder to read carefully the offer to purchase and related materials. Neither the Company nor our board of directors make any recommendation whether to tender shares to us. You should make your decision independently after consulting with your advisors.

     Representatives from the Company may contact you by phone to make sure you have received the offer to purchase and related materials and to answer any questions you may have. If you need information or additional forms, please call Bryan Merryman of Franklin Crail at the Company at (970) 259-0554.

     Unless otherwise extended, the offer will expire at 5:00 p.m. New York time on April 19, 2000.

     We again encourage you to read carefully the enclosed material.

     As always, we appreciate your interest in Rocky Mountain Chocolate Factory, Inc.

                                        Sincerely,

                                                  /s/ FRANKLIN E. CRAIL
                                        ----------------------------------------
                                                      Franklin E. Crail
                                           Chairman of the Board and  President

                                                                EXHIBIT (A)(2)-4

                              MEMO PLEASE CIRCULATE


DATE:    March 21, 2000

TO:      All Staff

FROM:    Franklin E. Crail, Chairman of the Board and President

RE:      Tender Offer for Rocky Mountain Chocolate Factory, Inc.'s Common Stock


     At Rocky Mountain Chocolate Factory, Inc.'s board of directors meeting on February 29, 2000, the board approved the purchase of 400,000 shares of our common stock by means of a tender offer. It is more fully described in the attached news release. We have made every effort to communicate this action to members of the community as quickly as possible. Below you will find the answers to some questions that are likely to arise from our public announcement. We will provide further information if additional questions come up.

Question:     Why is Rocky Mountain Chocolate Factory, Inc. offering to
              repurchase its stock?

Answer: After evaluating a variety of alternatives to utilize the Company's capital base more effectively and to maximize value to our stockholders, we have determined that a repurchase of our own shares at this time would be in the best interests of our stockholders.

Question:     Whose idea was this?

Answer: Management has conducted a detailed analysis of Rocky Mountain Chocolate Factory, Inc.'s capital structure to determine how to maximize stockholder value by improving return on stockholders' equity while maintaining a high level of financial security and preserving future strategic options. Based upon management's analysis, a purchase of shares appeared to be the best means to accomplish the desired objectives.

Question:     How should I respond to questions?

Answer: All questions should be referred to Frank Crail and Bryan Merryman. Because Rocky Mountain Chocolate Factory, Inc. is the purchaser of the shares, and because securities laws are involved, it is highly important that all questions be referred to the appropriate personnel. No other member of Rocky Mountain Chocolate Factory, Inc.'s staff is allowed or authorized to answer any questions or give any advice regarding the tender offer. We are aware that many stockholders are customers of the Company and have ties or relationships with staff members. You should handle these situations as diplomatically as possible, but in any event, all questions must be referred to the appropriate personnel or the holder's broker or investment advisor.

Question:     What do I say if a stockholder asks, "Should I sell (tender) my stock?"

Answer: Members of the Rocky Mountain Chocolate Factory, Inc. staff must not give any investment advice to stockholders. The stockholder must make his or her own investment decision. You should not express an opinion as to whether you think the tender offer is a "good deal" or a "bad deal." Stockholders should be directed to contact their broker or investment advisor.

Question:     What do I do if someone brings a letter of transmittal to me or my office?

Answer: Because tenders must be received by the depositary within a limited amount of time, we cannot take the responsibility for having any stockholder's tender delivered. Stockholders must send tenders directly to


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              American Securities Transfer & Trust, Inc. at the address provided in the tender offer documents. That address is:

                   American Securities Transfer & Trust, Inc.
                       12039 W Alameda Parkway, Suite Z-2
                            Lakewood, Colorado 80228

Question:     May employees of Rocky Mountain Chocolate Factory, Inc. tender shares in the offer?

Answer: Yes. Employees who own shares of Rocky Mountain Chocolate Factory, Inc. common stock are eligible to tender their shares. You will receive a complete copy of the same documents that are being provided to other stockholders.






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                                                                EXHIBIT (A)(2)-5




                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                              QUESTIONS AND ANSWERS
                               ABOUT THE OFFER OF
                     ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                    TO PURCHASE FOR CASH UP TO 400,000 SHARES
                     OF COMMON STOCK AT A PURCHASE PRICE OF
                                 $6.25 PER SHARE
                                 MARCH 21, 2000

The following information is designed to answer frequently asked questions about the offer by Rocky Mountain Chocolate Factory, Inc. (the "Company") to purchase shares of its common stock. Stockholders are referred to the offer to purchase and letter of transmittal for a detailed description of the terms and conditions of the offer.

Q:       Who Is Offering to Buy My Securities?

         Rocky Mountain Chocolate Factory, Inc.

Q.       What Is This Offer To Purchase?

A. The Company is inviting its stockholders to tender shares of its common stock, $0.03 par value per share, at a price of $6.25 per share in cash, upon the terms and subject to the conditions set forth in its offer to purchase, dated March 21, 2000, and in the enclosed letter of transmittal, which together constitute the "offer."

Q:       How Long Do I Have To Decide Whether To Tender My Shares?

         You have until 5:00 p.m., New York city time, on April 19, 1999. See section 1 of the Offer To Purchase for a more detailed discussion of the expiration of the offer.

Q.       What Will Happen If More Than 400,000 Shares Are Tendered?

A. In the event more than 400,000 shares are validly tendered and not withdrawn, the Company will purchase on a pro rata basis, all of the Shares properly and unconditionally tendered, and all of the Shares properly and conditionally tendered for which the condition can be satisfied.

Q. How Much Is Rocky Mountain Chocolate Factory, Inc. Offering to Pay For My Securities And What Is The Form of Payment?

A: The Company is offering to pay $6.25 per share in cash. See section 1 of the Offer to Purchase for a more detailed discussion of the offer.

Q.       How Do I Tender My shares?

A. If you hold your shares in certificate form, you must return a properly completed letter of transmittal and any other documents required by the letter of transmittal, together with the certificates for the shares being tendered, to the depositary which must be received by them by 5:00 p.m. New York time on April 19, 2000.

Q.       How Do I Tender My Shares If My Shares Are Held By My Broker?

A. If your shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the

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         tender of your shares for you. You cannot tender your shares using the letter of transmittal even though you may have received one for your information.

         If you are a broker and are tendering shares in book-entry form for your customers, you must comply with the book-entry delivery procedure described in Section 3 of the offer to purchase.

Q. What Do I Do If I Have Lost My Certificates, Or If They Have Been Mutilated, Destroyed Or Stolen, But I Still Want To Tender Them?

A. Call the depositary at (303) 986-5400 for instructions for tendering shares in these circumstances.

Q.       Do I Have To Sell My Stock To Rocky Mountain Chocolate Factory, Inc.?

A.       No. A stockholder is not required to tender any stock.

Q. What Happens If I Do Not Tender My Stock To Rocky Mountain Chocolate Factory To Purchase?

A. Nothing will happen if you do not tender any or all of your shares. Your shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, because Rocky Mountain Chocolate Factory, Inc. will purchase up to 400,000 of its outstanding shares, the percentage of the outstanding stock which you own will increase because the number of outstanding shares will be reduced.

Q.       What If The Terms Of The Offer Change?

A. In the event the expiration date is extended or if the terms of the offer are materially changed, Rocky Mountain Chocolate Factory will generally give notice of the change and extend the term of the offer for a period of at least 5 business days, and under certain circumstances at least 10 business days, from the notice stockholders will be able to change or withdraw their tender.

Q.       Is There Any Brokerage Commission?

A. No. Rocky Mountain Chocolate Factory will purchase stock directly from each stockholder at the purchase price without the use of a broker.

Q.       Can I Change Or Cancel My Tender?

A. You may increase or decrease the number of shares indicated in the letter of transmittal or withdraw it entirely up until 5:00 p.m. on April 19, 2000. Generally after April 19, 2000, you cannot withdraw your tender. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the April 19, 2000 deadline. Except as discussed in the offer to purchase, tenders are irrevocable after the April 19, 2000 deadline.

Q.       Can You Summarize The Process By Which Shares Are Validly Tendered?

A. Generally, for certificated shares you must complete the letter of transmittal as follows:

         - List the certificates and the number of shares that you are tendering in the box captioned "Description of shares Tendered".

         - Check the box specifying the price at which you are tendering in the box captioned "Price (in Dollars) Per share at Which shares are Being Tendered".

         - If you want to give us special payment instructions, complete the box captioned "Special Payment Instructions".

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         -    If you want to give us special delivery instructions, complete the box captioned "Special Delivery Instructions".

         - If you want to make a conditional tender of shares, complete the box captioned "Conditional Tenders".

         - If your shares are being delivered by book-entry, complete the box captioned "Box Below for Use By Eligible Institutions Only".

         - Complete substitute Form W-9 to certify your tax identification number.

         - Sign the letter of transmittal in the box captioned "Sign Here" (in certain circumstances, signatures must be guaranteed in this box).

         You must deliver your share certificates or comply with the book-entry delivery requirements. See section 2 of the offer to purchase. These documents must be received by the depositary, no later than 5:00 p.m. on April 19, 2000. If you are tendering shares held by a broker, commercial bank, trust company or other nominee, your instructions must be given to your nominee who will, on the basis of your instructions, tender shares for you. Please see Section 2 and the letter of transmittal for more details about how to tender shares.

Q.       How Can I Get More Information?

A. If you have a question, please contact the Company at (970) 259-0554, from 8:00 a.m. - 5:00 p.m., Colorado time, Monday through Friday.

THIS BROCHURE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE OFFER TO PURCHASE THE STOCK OF ROCKY MOUNTAIN CHOCOLATE FACTORY IS MADE ONLY BY THE ROCKY MOUNTAIN CHOCOLATE FACTORY OFFER TO PURCHASE DOCUMENT DATED MARCH 21, 2000 AND THE ACCOMPANYING LETTER OF TRANSMITTAL.


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                                                                EXHIBIT (A)(2)-6


            ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ANNOUNCES OFFER TO
               REPURCHASE UP TO 400,000 SHARES OF ITS COMMON STOCK


DURANGO, COLORADO (March 21, 2000): ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (NASDAQ/NMS: RMCF) announced today that it plans to repurchase pursuant to a Company tender offer up to 400,000 shares of its common stock, representing 16.7% of its 2,386,879 outstanding Shares, for $6.25 per share. The $6.25 price represents a 66.7% premium over the closing price on March 20, 2000. The aggregate purchase price, if 400,000 Shares are purchased, would be $2.5 million. The tender offer is expected to begin on Tuesday, March 21, 2000 and to expire, unless extended, at 5:00 p.m., New York City time, on Wednesday, April 19, 2000.

     The tender offer will be made to all stockholders of the Company. The offer will not be contingent on any minimum number of Shares being tendered. If more than 400,000 Shares are tendered prior to the expiration of the tender offer, the Company will purchase Shares on a pro rata basis.

     The board of directors of the Company has approved the tender offer. However, neither the Company nor its board of directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Shareholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender. The Company's directors and executive officers have advised the Company that they will not tender any Shares in the tender offer.

     American Securities Transfer & Trust, Inc. will be the depositary for the Shares tendered. Questions or requests for assistance may be directed to American Securities Transfer & Trust, Inc., at (303) 986-5400.

     Certain statements contained in this release contain "forward-looking statements." These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements.

     SHAREHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS THAT THE COMPANY WILL BE SENDING OUT SHORTLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS TO THE OFFER. SHAREHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM OUR THE COMPANY AT 265 TURNER DRIVE, DURANGO, COLORADO, TELEPHONE: (970) 259-0554. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.